Exhibit 99.1

NewsRelease

NYSE: WMB

Date: May 6, 2004

Williams Reports First-Quarter 2004 Results

• Segment Profit Increases to $276 Million vs. $250 Million a Year Ago
• Reduces Debt by $708 Million; Continues to Lower Interest Expense
• Company Confirms Full-Year Recurring Earnings Guidance

     TULSA, Okla. – Williams (NYSE:WMB) today announced first-quarter 2004 unaudited net income of $9.9 million, or 2 cents per share on a diluted basis, compared with a net loss of $814.5 million, or a loss of $1.59 per share, for first-quarter 2003.

     Results for the prior-year quarter were impacted by an after-tax charge of $761.3 million, or $1.47 per share, to primarily reflect the cumulative effect of adopting the newly mandated accounting standard for contracts involved in energy trading and risk management activities.

     For first-quarter 2004, the company reported income from continuing operations of $5.4 million, or 1 cent per share on a diluted basis, compared with a restated loss of $39.3 million, or a loss of 9 cents per share, for the same period in 2003.

     Factors favorably influencing the year-over-year increase in income from continuing operations included a $26.7 million increase in segment profit and $109.5 million in reduced interest expense, partially offset by a $35.8 million decrease in investing income and a $9.1 million increase in general corporate expenses. The segment profit improvement reflects significantly lower Power losses and Midstream results that slightly exceeded strong performance from a year ago.

     Offsetting those positive factors were the impact of lower net realized prices for natural gas production due to hedges and reduced natural gas production volumes as a result of asset sales in Exploration & Production.

     Income from discontinued operations was $4.5 million, or 1 cent per share, in first-quarter 2004, compared with a loss of $13.9 million, or a loss of 3 cents per share, for the same period last year on a restated basis.

     Net cash provided by operating activities of continuing operations in the first quarter was $175.7 million. Operating activities of discontinued operations used $72.9 million of cash in the quarter, primarily related to the timing of settling working capital items for the Alaska refinery. The overall net cash provided by operating activities in the first quarter was $102.8 million.

     “There’s a larger financial story for Williams beyond the modest profit we reported for the first quarter. Compared with a year ago, we’re a substantially different company. We’ve strengthened our balance sheet, created adequate liquidity, reduced our debt at an accelerated pace, sharply lowered our interest expenses and produced positive cash flow. With the exception of resolving our power business, we’ve been successful in tightly honing our focus on a portfolio of integrated natural gas assets that have significant value-generating growth potential we expect to seize in the future,” said Steve Malcolm, chairman, president and chief executive officer.

     “Even after reducing our debt by more than $700 million in the first quarter, we have a strong cash position in excess of $2 billion. Plus, we’re on track to generate more than $1 billion in cash flow from operations this year. And the $1.5 billion in new credit facilities we obtained in the last few weeks serves to further bolster a strong foundation from which to operate our business and continue to reduce our debt.

     “Our businesses today are performing as planned. The disciplined investments we’re making in our natural gas businesses are creating value in the near-term and setting the stage for opportunities to deliver sustainable shareholder value over the long term.”

Recurring Results

     Recurring income from continuing operations – which excludes items of income or loss that the company characterizes as unrepresentative of its ongoing operations – was $9.4 million, or 2 cents per share, for the first quarter of 2004.

     In last year’s first quarter, recurring results from continuing operations reflected a loss of $31.4 million on a restated basis, or a loss of 6 cents per share.

     A reconciliation of the company’s income from continuing operations – a generally accepted accounting principles measure – to its recurring results accompanies this news release.

Improvement in Debt and Cash

     Williams reduced its debt by $708 million during the first quarter, retiring $679 million in 9.25 percent notes in addition to other scheduled maturities. The company ended the first quarter with total long-term debt of approximately $11.3 billion, compared with $12.0 billion at the end of 2003.

     Subsequent to the close of the first quarter, the company obtained $1.5 billion in new credit facilities. The new facilities replace an $800 million cash-collateralized revolver used to issue letters of credit with $500 million in new unsecured credit facilities and a $1 billion revolver. The revolver is secured primarily with certain Midstream assets in the western United States.

     Under the new credit facilities, the company has recovered approximately $500 million in cash that had been used as collateral or margin deposits. Additionally, the company now intends to reduce its cash-on-hand by $500 million, using the new credit facilities for backup liquidity in lieu of cash alone. Williams expects the majority of the returned cash collateral and reduced cash balances to be available for early debt retirement.

     As of April 30, Williams’ cash and equivalents were approximately $2.4 billion. The amount includes the benefit of approximately $279 million in proceeds from the March 31 sale of Williams’ Alaskan operations.

Business Segment Performance

     Williams’ natural gas businesses – Exploration & Production, Midstream Gas & Liquids and Gas Pipeline – reported combined segment profit of $317.7 million in the first quarter of 2004.

     The company’s three natural gas businesses reported segment profit of $244.4 million in the fourth quarter of 2003. The fourth quarter of 2003 included $41.7 million of impairments related to certain Midstream assets.

     In the first quarter of 2003, the natural gas businesses reported combined segment profit of $381.2 million, which included the benefit of certain Exploration & Production properties the company sold in the second and third quarters of last year.

Exploration & Production

     Exploration & Production, which includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Midcontinent, reported first-quarter 2004 segment profit of $51.5 million, up slightly from fourth-quarter 2003 segment profit of $50.1 million. Production volumes in the first quarter increased, but the benefit of those higher volumes was largely offset by lower contracted hedged prices.

     In the first quarter a year ago, the business reported segment profit of $113.8 million on a restated basis. First-quarter 2004 results decreased primarily due to the high percentage of domestic production that was hedged at lower prices than those realized in 2003 and the absence of volumes associated with properties sold in the second and third quarters of last year.

     In the first quarter of 2004, average daily production was approximately 501 million cubic feet of gas equivalent, up from 491 MMcfe in the fourth quarter of 2003. Average daily production in retained basins increased 3.4 percent during the first quarter of 2004 vs. the fourth quarter of 2003. A year ago, average daily production levels in the first quarter of 2003 were 545 MMcfe.

     Operating activities for the first quarter of 2004 included increasing the total number of active rigs in the Piceance Basin from eight to 12. Average daily production in the Piceance Basin increased 12 percent during the first quarter of 2004 vs. fourth quarter 2003.

     For the full year, Williams expects $275 million to $300 million in segment profit from Exploration & Production.

Midstream Gas & Liquids

     Midstream, which provides gathering, processing, natural gas liquids fractionation and storage services, reported first-quarter 2004 segment profit of $117.7 million.

     Segment profit in the fourth quarter of 2003 was significantly lower at $45.9 million. The improvement in the first quarter is primarily the result of lower operations and maintenance expenses, higher olefins margins, stronger performance from Canadian straddle plants and the absence of asset impairments.

     In the first quarter a year ago, Midstream reported segment profit of $116.2 million on a restated basis. The slight increase in segment profit from the 2004 first quarter vs. the 2003 first quarter reflects the benefit of higher earnings from operations in Venezuela and Canada, and higher equity earnings from its partly owned domestic assets. Those positive factors were offset by lower domestic processing margins in 2004 vs. the 2003 period, which witnessed highly favorable margins.

     Operations in Venezuela contributed approximately $8 million in higher segment profit primarily due to the impact of reduced levels of operations in 2003 following a fire at the El Furrial facility. Segment profit in Canadian operations increased $10 million as a result of higher processing margins and reduced expenses.

     Segment profit from domestic gathering and processing declined by $22.6 million in the 2004 quarter vs. the comparable 2003 quarter, due primarily to lower per unit gas-processing margins. While western-region margins in the first quarter for both 2004 and 2003 were highly favorable, margins in the first quarter of 2003 were more favorable.

     Operating activities for the first quarter of 2004 include the installation of a fourth cryogenic processing train at the Opal, Wyo., plant, increasing the processing capacity by 350 million cubic feet per day. Williams’ Opal plant is the largest natural gas liquids production facility in the Lower 48.

     Subsequent to the close of the quarter, Williams began receipt of first production through its newly built Devils Tower offshore platform. Williams invested approximately $500 million to develop the spar, associated oil and gas pipelines and related infrastructure for the project, which is significant to the company’s deep-water Gulf of Mexico strategy.

     For the full year, Williams expects $300 million to $385 million in segment profit from its Midstream business.

Gas Pipeline

     Gas Pipeline, which provides natural gas transportation and storage services primarily in the Northwest and along the Eastern Seaboard, reported first-quarter 2004 segment profit of $148.5 million.

     Segment profit in the first quarter of 2004 was virtually unchanged from the fourth-quarter 2003 level of $148.4 million.

     In the first quarter a year ago, Gas Pipeline reported segment profit of $151.2 million on a restated basis. The slightly lower segment profit in first-quarter 2004 reflects higher fuel expense from gas used in operations. This was substantially offset by the benefit of expansion projects placed into service after the first quarter of 2003.

     Operating activities for the first quarter of 2004 included the completion of phase two of the Momentum expansion in the Southeast, increasing capacity on the Transco system by 54,000 dekatherms per day. Also, customers fully subscribed Transco’s $13 million Central New Jersey expansion, which is scheduled to increase capacity by 105,000 dekatherms per day in November 2005.

     For the full year, Williams continues to expect $525 million to $575 million in segment profit from Gas Pipeline.

Power

     Power, which manages more than 7,500 megawatts of power through long-term contracts, reported a first-quarter 2004 segment loss of $32.7 million.

     Segment results in the fourth quarter of 2003 were a loss of $101.4 million, which was impacted by impairment charges of $89.1 million and rate refund and accrual adjustments of $33.3 million.

     In the first quarter a year ago, Power reported a segment loss of $136.4 million. The significantly reduced segment loss in the first-quarter 2004 reflects the impact of decreased gross margin losses associated with power and natural gas activities, along with reduced selling, general and administrative expenses.

     The overall gross margin loss of $2 million was significantly lower than the comparable loss of $91 million from the same period in 2003. The improvement reflects the increase in net unrealized revenue on natural gas derivatives, unrealized losses in 2003 associated with contracts that are now accounted for on an accrual basis and a $37 million loss in 2003 resulting from FERC rulings. These improvements were partially offset by approximately $28 million of mark-to-market losses associated with interest rate derivatives.

     The company is continuing efforts to exit the Power business through a sale, but the number of viable parties expressing an interest has been limited.

     As an alternative to continuing a plan of pursuing a complete exit from the Power business, Williams is evaluating whether the benefits of realizing the positive cash flows expected to be generated by this business through continued ownership exceed the benefits of a sale at a depressed price. If this alternative is pursued, Williams expects to continue the current program of managing this business to minimize financial risk, generate cash and manage existing contractual commitments.

     For the full year, Williams continues to expect break-even to $150 million in segment profit from Power. This forecast includes an assumption that forward unrealized mark-to-market gains and losses for the year are zero.

Other

     In the Other segment, the company reported a first-quarter 2004 segment loss of $8.7 million. Segment results in the fourth quarter of 2003 were a loss of $7.7 million.

     In the first quarter a year ago, Other reported a segment profit of $4.8 million on a restated basis. The year-over-year reduction is because of the first-quarter 2004 costs of financial restructuring activities related to a petroleum pipeline investment.

Earnings Guidance

     For the full year, Williams continues to expect recurring earnings of $0.17 to $0.40 per share.

     Williams also continues to expect consolidated segment profit of $1.1 billion to $1.4 billion for the year. Individual segment-profit guidance is outlined in their respective sections in this announcement.

     The company confirmed its expectations to generate $1 billion to $1.3 billion in cash flow from operations this year.

Analyst Call

     Williams’ management will discuss the company’s first-quarter 2004 financial results and outlook during an analyst presentation to be webcast live beginning at 8:30 a.m. Eastern today.

     Participants are encouraged to access the presentation and corresponding slides via www.williams.com. A limited number of phone lines also will be available at (800) 818-5264. International callers should dial (913) 981-4910. Callers should dial in at least 10 minutes prior to the start of the discussion.

     The webcast replay – audio and slides – will be available at www.williams.com later today. Audio-only replays of the presentation will be available at approximately 5:30 p.m. Eastern today through midnight Eastern on May 13. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 646547.

Form 10-Q

     The company is filing its Form 10-Q today with the Securities and Exchange Commission. The document will be available on both the SEC and Williams’ websites.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Williams’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among other: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas and electricity markets, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government’s response to such terrorist activities. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.